TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Fourth Quarter and Full-Year 2020 Financial Results

- Full-year 2020 total net product revenue increased 84% to $62.9 million compared to 2019 -

- 4Q20 total net product revenue increased 30% to $22.6 million compared to 3Q20 -

- ANNOVERA® net product revenue increased 42% for 4Q20 compared to 3Q20 -

- Financing Agreement amended to update minimum net revenue covenants for remainder of loan; Company to pay down $50 million in debt -

- vitaCare divesture progressing with multiple interested parties -

- Conference call scheduled for 8:30 a.m. ET today -

BOCA RATON, Fla. – March 2, 2021 – TherapeuticsMD, Inc. (NASDAQ: TXMD), an innovative, leading women’s healthcare company, today reported financial results for the full-year and fourth quarter ended December 31, 2020 and provided a business update.

“We delivered a strong year and quarter with record total net product revenue for our Company,” said Robert G. Finizio, Chief Executive Officer of TherapeuticsMD. “The Company successfully executed on multiple priorities, demonstrating operational agility while maintaining a strict focus on commercial execution and financial discipline. We have lowered our operating expenses, updated our net revenue covenants for the remainder of the term of our loan, and strengthened our balance sheet through a series of equity capital raises and a reduction in our debt.” Mr. Finizio continued, “We believe these actions position us well to continue to invest in our products and deliver on our growth objectives.”

Fourth Quarter and Full-Year Revenue

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2020	2019	2020	2020	2019
IMVEXXY	$8,820,005	$6,347,301	$6,841,592	$27,139,387	$16,252,045
BIJUVA	2,244,039	1,211,456	1,646,320	6,353,963	1,836,443
ANNOVERA	9,084,074	5,766,604	6,418,990	19,611,286	6,166,556
Prenatal vitamins	2,429,667	2,576,319	2,435,903	9,767,644	9,885,493
License revenue	—	—	2,000,000	2,000,000	15,506,400
Net revenue	$22,577,785	$15,901,680	$19,342,805	$64,872,280	$49,646,937

ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system)

•	ANNOVERA net product revenue increased 42% to $9.1 million for the fourth quarter of 2020 as compared to $6.4 million for the third quarter of 2020. Net revenue per unit, calculated from sales to wholesalers and pharmacies, was $1,336 for the fourth quarter of 2020.
•	Approximately 6,000 ANNOVERA prescriptions were dispensed during the fourth quarter of 2020. ANNOVERA total prescription volume increased 15% for the fourth quarter of 2020 as compared to the third quarter of 2020. Strong refill rates continued with eligible patients.

IMVEXXY® (estradiol vaginal inserts)

•	IMVEXXY net product revenue increased 29% to $8.8 million for the fourth quarter of 2020 as compared to $6.8 million for the third quarter of 2020. Net revenue per unit, calculated from sales to wholesalers and pharmacies, was approximately $54 for the fourth quarter of 2020. Strong IMVEXXY refill rates continued with patients adhering to therapy.
•	Approximately 123,500 IMVEXXY prescriptions were dispensed during the fourth quarter of 2020. IMVEXXY new prescription volume increased 3% for the fourth quarter of 2020 as compared to the third quarter of 2020, which should positively impact total prescriptions going forward. IMVEXXY total prescriptions declined 6% for the fourth quarter of 2020 as compared to the third quarter of 2020 due to the pandemic.

BIJUVA® (estradiol and progesterone)

•	BIJUVA net product revenue increased 36% to $2.2 million for the fourth quarter of 2020 as compared to $1.6 million for the third quarter of 2020. Net revenue per unit, calculated from sales to wholesalers and pharmacies, was approximately $52 for the fourth quarter of 2020.
•	Approximately 33,000 BIJUVA prescriptions were dispensed in the fourth quarter of 2020. BIJUVA new prescription volume for the fourth quarter of 2020 remained consistent with the third quarter of 2020. Total prescriptions increased 3% during the same period.

Cost of Goods Sold/Gross Margin

•	Cost of goods sold increased $9.6 million to $15.9 million for the full-year 2020 compared to $6.3 million for the full-year 2019. Cost of goods sold increased $2.7 million to $5.6 million for the fourth quarter of 2020 compared to $2.9 million for the fourth quarter of 2019.
•	Cost of goods sold increased $2.3 million to $5.6 million for the fourth quarter of 2020 compared to $3.3 million for the third quarter of 2020.
o	The increase in cost of goods sold as compared to the third quarter is attributable to a 30% increase in product revenue, as well as an increase of $1.7 million in inventory write-downs of ANNOVERA, IMVEXXY and BIJUVA.
•	Gross margin percentage decreased to 75% for the fourth quarter of 2020 as compared to 83% for the third quarter of 2020, primarily as a result of the inventory write-downs recorded in the fourth quarter of 2020.

Expense, EPS and Related Information

•	Total operating expenses for the full-year 2020 increased to $204.4 million compared with $194.5 million for full-year 2019.
•	Total operating expenses for the second half of 2020 were $92.6 million, meeting the Company’s target of $80 million excluding non-cash items and performance-based retention incentives, which totaled $13 million.
•	Total operating expenses for the fourth quarter of 2020 increased by $10.6 million to $51.6 million as compared to $41.0 million for the fourth quarter of 2019.
o	The increase in operating expenses was primarily a result of increased spending focused on delivering the necessary resources to support the launch of ANNOVERA, continued ramp-up of IMVEXXY, and ongoing brand management of BIJUVA.
•	Net loss for the full-year 2020 was $183.5 million, or $0.67 per basic and diluted share, compared with $176.1 million, or $0.72 per basic and diluted share, for full-year 2019. For the fourth quarter of 2020 compared to the prior year period, net loss decreased to $42.1 million, or $0.15 per basic and diluted share, compared with $49.4 million, or $0.19 per basic and diluted share. For the fourth quarter of 2020 compared to the quarter ended September 30, 2020, net loss increased to $42.1 million, or $0.15 per basic and diluted share, compared with $32.6 million, or $0.12 per basic and diluted share.

Balance Sheet

•	As of December 31, 2020, the Company’s cash on hand totaled $80.5 million, compared with $79.6 million as of September 30, 2020.
•	Subsequent to year-end, the Company received approximately $147.9 million in net proceeds from its at-the-market and underwritten equity offerings and repaid $15.0 million in principal under its Financing Agreement, plus a 5% prepayment fee.

Sixth Street Partners Additional Information

•	In connection with the adjustment to the Sixth Street Partners total minimum net revenue covenant, the Company paid down $15 million in principal under its Financing Agreement on March 1, 2021, and agreed to pay down an additional $35 million in principal by the earlier of March 31, 2021 or the closing of the previously announced potential divestiture of the Company’s vitaCare Prescription Services business, in each case plus a 5% prepayment fee. The lenders also consented to a framework for the potential vitaCare disposition.
•	The total minimum net revenue requirement for ANNOVERA, IMVEXXY, and BIJUVA in 2021 is now $17 million, $20 million, $23 million, and $26.5 million for the first, second, third, and fourth quarters, respectively, the first quarter of 2022 is $30 million then increasing by $5 million per quarter thereafter.
•	The Company and the lenders also revised the amortization and prepayment fee schedules under the Financing Agreement to provide for repayments in an aggregate amount of $35 million of principal from the first quarter of 2022 through the first quarter of 2023, with the remaining balance of the loan payable in equal payments over the following four quarters.

Conference Call and Webcast Details

TherapeuticsMD will host a conference call and live audio webcast today at 8:30 a.m. ET to discuss these financial results and provide a business update.

Date:	Tuesday, March 2, 2021
Time:	8:30 a.m. ET
Telephone Access (US):	866-665-9531
Telephone Access (International):	724-987-6977
Access Code for All Callers:	6184646

A live webcast and audio archive for the event may be accessed on the home page or from the “Investors & Media” section of the TherapeuticsMD website at www.therapeuticsmd.com. Please connect to the website prior to the start of the presentation to ensure adequate time for any software downloads that may be necessary to listen to the webcast. A replay of the webcast will be archived on the website for at least 30 days. In addition, a digital recording of the conference call will be available for replay beginning two hours after the call's completion and for at least 30 days with the dial-in 855-859-2056 or international 404-537-3406 and Conference ID: 6184646.

Please see the Full Prescribing Information, including indication and Boxed WARNING, for each TherapeuticsMD product as follows:

•	IMVEXXY (estradiol vaginal inserts) at https://imvexxy.com/pi.pdf
•	BIJUVA (estradiol and progesterone) capsules at https://www.bijuva.com/pi.pdf
•	ANNOVERA (segesterone acetate and ethinyl estradiol vaginal system) at www.annovera.com/pi.pdf

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as "believes," "hopes," "may," "anticipates," "should," "intends," "plans," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled "Risk Factors" in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the effects of the COVID-19 pandemic; the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize IMVEXXY®, ANNOVERA®, and BIJUVA® and obtain additional financing necessary therefor; whether the company will be able to comply with the covenants and conditions under its term loan facility; whether the company will be able to successfully divest its vitaCare business and how the proceeds that may be generated by any such divestiture will be utilized; the potential of adverse side effects or other safety risks that could adversely affect the commercialization of the company’s current or future approved products or preclude the approval of the company’s future drug candidates; whether the FDA will approve the lower dose of BIJUVA; the company’s ability to protect its intellectual property, including with respect to the Paragraph IV notice letters the company received regarding IMVEXXY and BIJUVA; the length, cost and uncertain results of future clinical trials; the company’s reliance on third parties to conduct its manufacturing, research and development and clinical trials; the ability of the company’s licensees to commercialize and distribute the company’s products; the ability of the company’s marketing contractors to market ANNOVERA; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership.

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Investor Contact

Nichol Ochsner

Vice President, Investor Relations

561-961-1900, ext. 2088

Nochsner@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current Assets:
Cash	$80,485,784	$160,829,713
Accounts receivable, net of allowance for doubtful accounts of $1,117,854 and $904,040, respectively	32,381,701	24,395,958
Inventory, net	7,993,087	11,860,716
Other current assets	7,543,397	11,329,793
Total current assets	128,403,969	208,416,180

Fixed assets, net	1,942,224	2,507,775

Other Assets:
License rights, net	36,196,916	39,221,308
Intangible assets, net	5,247,723	5,258,211
Right of use assets	9,565,700	10,109,154
Other current assets	253,121	473,009
Total other assets	51,263,460	55,061,682
Total assets	$181,609,653	$265,985,637

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$21,068,327	$19,181,212
Other current liabilities	38,169,869	33,823,613
Total current liabilities	59,238,196	53,004,825

Long-Term Liabilities:
Long-term debt	237,697,531	194,634,643
Operating lease liability	8,675,477	9,145,049
Total long-term liabilities	246,373,008	203,779,692
Total liabilities	305,611,204	256,784,517

Commitments and Contingencies

Stockholders’ (Deficit) Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 600,000,000 and 350,000,000 shares authorized: 299,765,396 and 271,177,076 issued and outstanding, respectively	299,765	271,177
Additional paid-in capital	754,644,100	704,351,222
Accumulated deficit	(878,945,416)	(695,421,279)
Total stockholders’ (deficit) equity	(124,001,551)	9,201,120
Total liabilities and stockholders’ (deficit) equity	$181,609,653	$265,985,637

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2020	2019	2020	2020	2019	2018

Product revenues, net	$22,577,785	$15,901,680	$17,342,805	$62,872,280	$34,140,537	$16,099,460
License revenue	—	—	2,000,000	2,000,000	15,506,400	—
Total revenue, net	22,577,785	15,901,680	19,342,805	64,872,280	49,646,937	16,099,460

Cost of goods sold	5,580,832	2,878,590	3,278,609	15,974,977	6,334,585	2,737,652

Gross profit	16,996,953	13,023,090	16,064,196	48,897,303	43,312,352	13,361,808

Operating expenses:
Sales, general, and administrative	48,945,068	52,734,093	38,751,250	192,963,967	174,112,612	115,988,954
Research and development	2,393,851	4,432,224	2,027,195	10,431,907	19,792,212	27,299,138
Depreciation and amortization	264,832	248,830	258,787	1,042,170	612,786	293,886
Total operating expenses	51,603,751	57,415,147	41,037,232	204,438,044	194,517,610	143,581,978

Operating loss	(34,606,798)	(44,392,057)	(24,973,036)	(155,540,741)	(151,205,258)	(130,220,170)

Other (expense) income
Loss on extinguishment of debt	—	—	—	—	(10,057,632)	—
Miscellaneous income	131,902	621,126	41,405	597,647	2,500,106	2,280,844
Interest expense	(7,612,701)	(5,664,583)	(7,679,443)	(28,581,043)	(17,382,215)	(4,677,834)
Total other expense	(7,480,799)	(5,043,457)	(7,638,038)	(27,983,396)	(24,939,741)	(2,396,990)

Loss before income taxes	(42,087,597)	(49,435,514)	(32,611,074)	(183,524,137)	(176,144,999)	(132,617,160)

Provision for income taxes				—	—	—

Net loss	$(42,087,597)	$(49,435,514)	$(32,611,074)	$(183,524,137)	$(176,144,999)	$(132,617,160)

Loss per share, basic and diluted:

Net loss per share, basic and diluted	$(0.15)	$(0.19)	$(0.12)	$(0.67)	$(0.72)	$(0.59)

Weighted average number of common shares outstanding, basic and diluted	286,607,277	261,752,076	272,564,635	275,648,552	246,353,318	225,026,300

THERAPEUTICSMD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December, 31,
	2020	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(183,524,137)	$(176,144,999)	$(132,617,160)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	772,624	415,193	181,412
Amortization of intangible assets	269,546	197,593	112,474
Write off of patent and trademark cost	1,131,776	78,864	—
Write off of deferred financing fees	275,379	—	—
Non-cash operating lease expense	1,405,443	1,062,318	—
Provision for doubtful accounts	213,814	307,438	216,022
Lease impairment	136,832	.	—
Inventory charge	7,204,818	—	—
Loss on extinguishment of debt	—	10,057,632	—
Share-based compensation	10,678,992	10,693,662	8,661,967
Amortization of intellectual property license fee	3,024,391	778,692	—
Amortization of deferred financing costs	2,256,429	856,302	269,859
Changes in operating assets and liabilities:
Accounts receivable	(8,199,558)	(13,639,575)	(6,951,041)
Inventory	(3,337,189)	(8,593,046)	(1,782,312)
Other assets	3,429,443	(1,880,048)	(2,657,190)
Accounts payable	1,887,115	(3,562,629)	18,646,241
Accrued expenses and other liabilities	2,903,947	13,675,008	9,107,947

Net cash used in operating activities	(159,470,335)	(165,697,595)	(106,811,781)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intellectual property license	—	(20,000,000)	(20,000,000)
Patent costs	(1,390,834)	(1,441,989)	(1,105,407)
Purchase of fixed assets	(207,073)	(2,450,285)	(217,040)
Payment of security deposit	—	(20,420)	(175,410)

Net cash used in investing activities	(1,597,907)	(23,912,694)	(21,497,857)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of options and warrants	271,678	108,656	1,666,208
Proceeds from sale of common stock, net of costs	31,702,635	77,031,258	89,907,797
Proceeds from Financing Agreement	50,000,000	200,000,000	—
Proceeds from Credit Agreement	—	—	75,000,000
Payment of deferred financing fees	(1,250,000)	(6,652,270)	(3,786,918)
Repayment of Credit Agreement	—	(81,660,719)	—

Net cash provided by financing activities	80,724,313	188,826,925	162,787,087

(Decrease) increase in cash	(80,343,929)	(783,364)	34,477,449
Cash, beginning of period	160,829,713	161,613,077	127,135,628
Cash, end of period	$80,485,784	$160,829,713	$161,613,077

Supplemental disclosure of cash flow information
Interest paid	$25,849,236	$17,787,903	$1,890,166

Non-cash investing activity
Warrant granted in relation to Financing Agreement	$7,668,161	$—	$—